Exhibit 99.1

Trinity Capital Inc. Reports Third Quarter 2021 Financial Results

PHOENIX, (November 4, 2021 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

●Total investment income of $21.8 million, an increase of 61.1% year-over-year
●Net investment income (“NII”) of $11.1 million, or $0.42 per share, an increase of 98.0% year-over-year
●Aggregate debt and equity investment commitments of $258.2 million
●Total gross investments funded of $151.2 million, comprised of $77.0 million across nine new portfolio companies and $74.2 million across 16 existing portfolio companies
●Debt principal repayments of $92.4 million
●Investment portfolio of $677.2 million at fair value, an increase of 13.3% from Q2 2021
●Net asset value (“NAV”) per share increased to $14.70 from $14.33 on June 30, 2021
●Declared a dividend distribution of $0.33 per share for the third quarter, an increase of 13.8% from Q2 2021

Year-to-Date 2021 Highlights

●Total investment income of $58.6 million, an increase of 47.9% year-over-year
●Net investment income of $28.5 million, or $1.11 per share, an increase of 57.3% year-over-year
●Total gross investments funded of $360.7 million, an increase of 162.3% year-over-year

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “We are continuing to execute against our plan, and driving excellent portfolio growth while enhancing our overall financial profile. Our performance is attracting world-class talent committed to building Trinity for the long term. We are growing NII at a strong pace and have delivered our sixth consecutive quarter of net portfolio growth. This NII growth has allowed us to once again increase our dividend. As we close out 2021, we believe we are positioned to continue to capitalize on this momentum. Trinity will continue to drive prudent portfolio growth seeking to maximize returns for our shareholders.”

Third Quarter 2021 Operating Results

For the three months ended September 30, 2021, total investment income was $21.8 million compared to $13.5 million for the quarter ended September 30, 2020. This represents an effective yield on the average debt investments at cost of 15.8% and 14.1% for the periods ended September 30, 2021, and 2020, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total expenses, excluding interest expense, for the third quarter of 2021 were $5.6 million compared to $4.0 million during the third quarter of 2020. The increase was primarily attributable to higher D&O insurance expense following the Company’s initial public offering, higher compensation associated with additional headcount and variable compensation related to annual bonus accruals, and higher expense for our new corporate offices in Phoenix. Interest expense for the third quarter of 2021 was $5.1 million compared to $3.9 million during the third quarter of 2020. The increase is primarily attributable to the higher debt outstanding under our 6.00% Convertible Notes due 2025 and newly issued 4.375% Notes due 2026, offset by lower debt outstanding under our Credit Facility.

Net investment income was approximately $11.1 million, or $0.42 per share based on 26.6 million basic weighted average shares outstanding for the third quarter of 2021, compared to $5.6 million or $0.31 per share for the third quarter of 2020 based on 18.2 million basic weighted average shares outstanding.

Third quarter 2021 realized net gains on investments were approximately $0.7 million compared to a net realized loss of $1.5 million during the third quarter of 2020.

Net unrealized appreciation was $15.4 million during the third quarter of 2021, compared to net unrealized appreciation of $8.2 million during the third quarter of 2020.

Third quarter 2021 net increase in net assets resulting from operations was $27.2 million, or $1.02 per share based on 26.6 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $12.3 million or $0.68 per share based on 18.2 million basic weighted average shares outstanding for the third quarter of 2020.

Trinity's higher weighted average share count for the three and nine month periods in 2021 as compared to prior year are the result of approximately 8.0 million shares of common stock issued in connection with the Company’s initial public offering, approximately 227,000 shares issued under the dividend reinvestment plan, and approximately 593,000 shares issued in connection with restricted stock awards.

Net Asset Value

As of September 30, 2021, NAV per share increased to $14.70, compared to $14.33 on June 30, 2021. The increase in NAV was primarily the result of the unrealized appreciation and realized gains recognized during the third quarter and investment income that exceeded the Company’s declared dividend by $0.09 per share. Total net assets at the end of the third quarter of 2021 increased by 5.1% to $399.0 million, compared to $379.7 million at the end of Q2 2021.

Portfolio and Investment Activity

As of September 30, 2021, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $677.2 million and was comprised of approximately $468.9 million in secured loans, $108.8 million in equipment financings and $99.5 million in equity and warrants across 89 portfolio companies.

During the third quarter, the Company originated $258.2 million of total new commitments. Loan commitments during the quarter totaled $137.9 million, equipment financing totaled $116.6 million and equity investments totaled $3.7 million. Third quarter investments funded totaled approximately $151.2 million, which was comprised of $77.0 million of investments in nine new portfolio companies and approximately $74.2 million of investments in 16 existing portfolio companies. The Company continues to shift its portfolio to floating rate loans with approximately 60.0% of its debt portfolio at floating rates on September 30, 2021, compared to 49.3% as of June 30, 2021.

Proceeds received from repayments of the Company's debt investments during the third quarter totaled approximately $92.4 million, which included $73.6 million from early debt repayments of which $40.9 million was from secured loan repayments and $32.7 million was from equipment financings. In addition, the Company received $0.8 million from the sale of equity investments in two portfolio companies. The portfolio increased by $64.2 million or approximately 11.2% on a cost basis, and by $79.6 million or approximately 13.3% at fair value as compared to June 30, 2021.

As of the end of the third quarter, loans to two portfolio companies were on non-accrual status with a total fair value of approximately $7.6 million, or just 1.3% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of September 30, 2021 and December 31, 2020 (dollars in thousands):

		September 30, 2021		December 31, 2020
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$62,872	10.9%	$92,519	20.9%
3.0 - 3.9	Strong Performance	224,287	38.8%	212,969	48.0%
2.0 - 2.9	Performing	267,391	46.3%	116,895	26.4%
1.6 - 1.9	Watch	16,194	2.8%	19,230	4.3%
1.0 - 1.5	Default/Workout	6,919	1.2%	1,606	0.4%
Total		$577,663	100.0%	$443,219	100.0%

As of September 30, 2021, and in line with the second quarter of 2021, the Company’s loan and equipment financing investments had a weighted average risk rating score of 3.1.

Notes Offering

In August 2021, the Company closed a public offering of $125 million in aggregate principal amount of 4.375% Notes due 2026 (the “2026 Notes”). The 2026 Notes are unsecured and bear interest at a rate of 4.375% per year, payable semiannually, and will mature on August 24, 2026. The 2026 Notes may be redeemed in whole or in part at any time from time to time at the Company’s option at par, plus a make-whole premium, if applicable. Trinity received net proceeds from the offering of approximately $122 million, which it used to pay down the existing indebtedness outstanding under its credit agreement, to make investments in accordance with its investment objective and for general corporate purposes.

Liquidity and Capital Resources

As of September 30, 2021, the Company had approximately $206.8 million in available liquidity, including $25.3 million in cash and cash equivalents. At the end of the period, the Company had $181.5 million in available borrowing capacity under its credit facility subject to existing terms and advance rates and regulatory and covenant requirements.

As of September 30, 2021, Trinity's leverage was approximately 77.7% as compared to 64.5% as of June 30, 2021. The increase in the leverage ratio was primarily attributable to borrowings under the 2026 Notes.

Subsequent to quarter-end, on October 27, 2021, the Company entered into a new $300 million credit facility led by KeyBank. KeyBank is leading the credit facility with a commitment of $75 million, and the credit facility can accordion to $300 million as additional lenders are added to the lending syndicate, subject to the facility’s credit agreement. The credit facility has a term of five years, comprised of a three-year revolving period and a two-year amortization period. Borrowings under the facility will bear interest at a rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 3.25%, with the ability to scale down to one-month LIBOR plus 2.85% based on certain factors, including the number and composition of the loans in the collateral pool. The KeyBank credit facility features variable advance rates of up to 60% on eligible loans and up to 64% on eligible equipment finance loans.

Distributions

On September 13, 2021, the Company’s Board of Directors declared a dividend of $0.33 per share with respect to the quarter ended September 30, 2021, which was paid on October 15, 2021, to shareholders of record as of September 30, 2021.

Portfolio Company M&A Activity

As of November 3, 2021, Trinity held debt, equity or warrant investments in two portfolio companies that recently went public through the completion of combinations with special purpose acquisition companies (“SPACs”), a company that completed a transformative strategic acquisition, two companies that have entered into definitive agreements to go public via SPACs and one company that has registered for its IPO.

On July 22, 2021, Matterport, Inc., a spatial data company, completed a merger with Gores Holding VI (NASDAQ: GHVI, GHVIU and GHVIW) and commenced trading on Nasdaq (symbol: MTTR). Trinity holds 571,941 shares of common stock in Matterport as of November 3, 2021.

On July 23, 2021, Lucid, Inc. (formerly Atieva, Inc.), a luxury electric vehicle company, closed its merger with Churchill Capital IV Corp. (NYSE: CCIV) and commenced trading on Nasdaq (symbol: LCID). Trinity holds 1,867,973 million shares of common stock in Lucid Motors as of November 3, 2021.

On July 23, 2021, Birchbox was acquired by FemTec Health, a healthcare startup with plans to leverage the Birchbox subscriber community to move into personalized health and wellness products. As of September 30, 2021, Trinity has provided FemTec Health with $15.2 million of debt financing and holds 1,098,093 shares of common stock.

On August 10, 2021, GreenLight Biosciences announced it has entered into a definitive merger agreement with Environmental Impact Acquisition Corp. (Nasdaq: ENVI). Trinity has provided $11.3 million in equipment financing beginning in March 2021 and holds a warrant for 219,839 shares of common stock as of November 3, 2021.

On October 6, 2021, Rigetti & Co., Inc. announced it has entered into a definitive merger agreement with Supernova Partners Acquisition Company II, Ltd. (NYSE: SNII). Trinity has provided $20.0 million in debt financing in April 2021 and holds a warrant for 995,099 shares of common stock as of November 3, 2021.

On October 18, 2021, Backblaze, Inc. filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for its initial public offering. Backblaze intends to list its common stock on the NASDAQ Global Market under the stock symbol “BLZE”. Trinity has provided Backblaze a total of $14.9 million of equipment financing beginning in January 2020.

New Hires

On September 28, 2021, the Company announced the addition of Ryan Thompson as Managing Director, Origination in Austin, Texas. Mr. Thompson has been in the venture ecosystem with over a decade of experience, focused on supporting venture capital-backed growth stage companies, and will help grow the company’s origination efforts in the Midwest and Mountain regions.

Subsequent to quarter-end, on November 1, 2021, the Company announced the appointment of Phil Gager as Managing Director, Origination in Boston, Massachusetts. Gager, who has been a part of the venture ecosystem for over 20 years, joins the Trinity team to grow the Company’s origination efforts in the East Coast region.

Conference Call

Trinity Capital will hold a conference call to discuss its third quarter 2021 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, November 4, 2021.

To listen to the call, please dial (877) 876-9173, or (785) 424-1667 internationally, and reference Conference ID: TRINQ321 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800)-839-5685 or (402) 220-2567.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $37,934 and $57,072, respectively)	$30,672	$48,730
Affiliate investments (cost of $41,475 and $20,653, respectively)	34,309	27,650
Non-control / Non-affiliate investments (cost of $559,305 and $420,611, respectively)	612,265	417,271
Total investments (cost of $638,714 and $498,336, respectively)	677,246	493,651
Cash and cash equivalents	25,313	44,656
Restricted cash	15,000	16,445
Interest receivable	4,481	3,468
Prepaid expenses	1,025	744
Other assets	4,342	744
Total assets	$727,407	$559,708

LIABILITIES
2026 Notes, net of $2,564, and $0, respectively, of unamortized deferred financing costs	$122,436	$—
2025 Notes, net of $3,902, and $4,697, respectively, of unamortized deferred financing costs	121,098	120,303
Convertible Notes, net of $2,650, and $3,448, respectively, of unamortized deferred financing costs and discount	47,350	46,552
Credit Facility, net of $526 and $2,107, respectively, of unamortized deferred financing costs	9,474	132,893
Distribution payable	8,959	4,947
Security deposits	7,705	7,874
Accounts payable, accrued expenses and other liabilities	11,379	8,391
Total liabilities	328,401	320,960

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 27,148,096 and 18,321,274 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively)	27	18
Paid-in capital in excess of par	370,442	263,366
Distributable earnings/(accumulated loss)	28,537	(24,636)
Total net assets	399,006	238,748
Total liabilities and net assets	$727,407	$559,708
NET ASSET VALUE PER SHARE	$14.70	$13.03

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$1,288	$1,045	$3,860	$2,617
Affiliate investments	273	144	1,155	876
Non-Control / Non-Affiliate investments	19,098	11,372	50,103	33,322
Total interest income	20,659	12,561	55,118	36,815
Fee income:
Non-Control / Non-Affiliate investments	1,131	965	3,468	2,808
Total fee income	1,131	965	3,468	2,808
Total investment income	21,790	13,526	58,586	39,623

EXPENSES:
Interest expense and other debt financing costs	5,112	3,893	14,153	12,433
Compensation and benefits	3,677	2,904	11,043	5,983
Professional fees	762	733	1,979	1,913
General and administrative	1,116	381	2,955	1,209
Total expenses	10,667	7,911	30,130	21,538

NET INVESTMENT INCOME	11,123	5,615	28,456	18,085

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	(2,725)	—	(2,725)	—
Affiliate investments	—	—	1,491	—
Non-Control / Non-Affiliate investments	3,391	(1,490)	6,490	(4,374)
Net realized gain/(loss) from investments	666	(1,490)	5,256	(4,374)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	13,172	818	1,088	(7,350)
Affiliate investments	(5,960)	2,605	(14,165)	471
Non-Control / Non-Affiliate investments	8,180	4,786	56,575	(7,081)
Net change in unrealized appreciation/(depreciation) from investments	15,392	8,209	43,498	(13,960)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	27,181	12,334	77,210	(249)
Costs related to the acquisition of Trinity Capital Holdings and Legacy Funds	—	—	—	(15,586)
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$27,181	$12,334	$77,210	$(15,835)

NET INVESTMENT INCOME PER SHARE - BASIC	$0.42	$0.31	$1.11	$1.00
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.40	0.31	$1.08	$1.00

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$1.02	$0.68	$3.02	$(0.88)
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.94	$0.68	$2.77	$(0.88)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	26,641,084	18,166,491	25,569,565	18,033,173
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	29,974,419	18,166,491	28,902,900	18,033,173